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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

        Assignment Ready, Inc., a Delaware corporation, is a wholly-owned subsidiary of EnviroStaff, Inc., a Minnesota corporation, which in turn is a wholly-owned subsidiary of the Registrant. Assignment Ready, Inc. does business under the names "Lab Support," "Healthcare Financial Staffing," "Clinical Lab Staff," and "Diagnostic Imaging Staff."

        Health Personnel Options Corporation, a Delaware corporation, is a wholly-owned subsidiary of the Registrant. Health Personnel Options Corporation does business under the names "Nurse Travel" and "Allied Travel."

        Other subsidiaries of the Registrant are omitted from this exhibit pursuant to Regulation S-K 601(b)(21)(ii).

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT